Filed Pursuant to Rule 424(b)(2)
Registration No. 333-92212

PRICING SUPPLEMENT NO. 7, DATED JULY 15, 2004
(To Prospectus, dated July 22, 2002 and
Prospectus Supplement, dated August 6, 2002)

U.S.$1,975,000,000
 McDONALD'S CORPORATION
Medium-Term Notes, Series H
(Fixed Rate Notes)
Due from 1 Year to 60 Years from Date of Issue

        The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the descriptions included in the Prospectus and Prospectus Supplement referred to above, to which descriptions reference is hereby made.

Principal Amount:	U.S.$25,000,000
Issue Price:	100.00% of the Principal Amount of the Notes
Original Issue Date:	July 28, 2004
Stated Maturity:	July 15, 2016
Interest Rate:	5.375% per annum
Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2005
(Applicable only if other than February 15 and August 15 of each year)
Regular Record Dates:	January 1 and July 1 of each year, as the case may be
(Applicable only if other than February 1 and August 1 of each year)
Form:	☒ Book-Entry	☐ Certificated
Specified Currency:
(If other than U.S. dollars)
Option to Receive Payments in Specified Currency: ☐ Yes ☐ No
(Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form)
Authorized Denominations:
(Applicable only if other than U.S.$1,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars)

Method of Payment of Principal:
(Applicable only if other than immediately available funds)
Optional Redemption:	☐ The Notes cannot be redeemed prior to Stated Maturity.
☒ The Notes can be redeemed in whole or in part at any time prior to Stated Maturity at the option of McDonald's Corporation (the "Company") as set forth below.
Optional Redemption Dates:
The Notes will be redeemable, in whole and at the Company's option, semi-annually on each January 15 and July 15, commencing on July 15, 2006, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount of the Notes.

        Redemption Prices:

          ☐     The Redemption Price shall initially be            % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the initial Optional Redemption Date by            % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

          ☐     Other:

Sinking Fund:	☒ The Notes are not subject to a Sinking Fund.
☐ The Notes are subject to a Sinking Fund.
Sinking Fund Dates:
Sinking Fund Amounts:
Amortizing Note:	☐ Yes	☒ No
Amortization Schedule:
Optional Repayment:	☐ Yes	☒ No
Optional Repayment Dates:
Optional Repayment Prices:
Original Issue Discount Note:	☐ Yes	☒ No
Total Amount of OID:
Yield to Stated Maturity:
Initial Accrual Period OID:
Calculation Agent (if other than Principal Paying Agent):
Net proceeds to Company (if sale to Agent, as principal): 100.00% of the Principal Amount of the Notes
Agent's Capacity:	☐ Agent	☒ Principal
Agent:	Piper Jaffray
CUSIP: 58013MDZ4
Plan of Distribution:
Agent	Principal Amount
Piper Jaffray & Co.	$25,000,000

Total:	$25,000,000

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